                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                      LITTON INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

[LITTON LOGO]

October 28, 1996

DEAR FELLOW SHAREHOLDERS:

Please accept my personal invitation to attend the 1996 Annual Meeting of Shareholders of Litton Industries, Inc. to be held at the Regent Beverly Wilshire Hotel in Beverly Hills, California on Thursday, December 5, 1996. The doors will open at 10:00 a.m. and the meeting will begin at 11:00 a.m.

The following Notice of Annual Meeting of Shareholders and Proxy Statement describe the business to be conducted at the meeting. In addition, we will report on the operations, progress and plans of Litton, and you will have an opportunity to ask questions.

The annual meeting is open to all shareholders or their authorized representatives.

Your vote is important, and we urge you to sign, date, and return the proxy card in the envelope provided whether or not you plan to attend the meeting.

I look forward to seeing you on December 5th.

Sincerely,

/s/ John M. Leonis

John M. Leonis

CHAIRMAN AND
CHIEF EXECUTIVE OFFICER

                               TABLE OF CONTENTS

                                                                        PAGE NO.
                                                                        --------
Notice of 1996 Annual Meeting of Shareholders.........................         1
Proxy Statement General Information...................................         2
ITEM ONE:    Election of Directors....................................         3
  General Information Concerning Board of Directors...................         5
  Board Committees and Meeting Attendance.............................         6
  Directors Compensation and Retirement Policies......................         7
Security Ownership of Directors and Executive Officers................         8
Security Ownership of Certain Beneficial Owners.......................         9
Section 16(a) Beneficial Ownership Reporting Compliance...............         9
Compensation of Executive Officers....................................        10
  Information Concerning Stock Options................................        11
  Retirement Benefits.................................................        12
    The FSSP and Related Retirement Plans.............................        12
    Restoration Plan..................................................        12
    Supplemental Plan.................................................        12
  Change in Control Agreements........................................        13
  Indebtedness of Management to the Company...........................        14
Performance Graph.....................................................        15
Report of the Compensation and Selection Committee....................        16
Other Information on Directors........................................        18
ITEM TWO:   Ratification of Appointment of Auditors...................        18
ITEM THREE:  Proposal to Approve the Litton Industries, Inc.
             Performance Award Plan...................................        19
ITEM FOUR:   Proposal to Approve the Litton Industries, Inc. 1984
             Long-Term Stock Incentive Plan, as amended and
             restated.................................................        20
Shareholder Proposals for 1997 Annual Meeting.........................        22
Other Matters.........................................................        22
ANNEX A:  Litton Industries, Inc. Performance Award Plan..............       A-1
ANNEX B:  Litton Industries, Inc. 1984 Long-Term Stock Incentive Plan,
          as amended and restated.....................................       B-1

   [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 5, 1996

To the Shareholders of Litton Industries, Inc.:

    The 1996 Annual Meeting of the Shareholders of LITTON INDUSTRIES, INC. (the "Company"), will be held at the Regent Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California, on Thursday, December 5, 1996, at 11:00 a.m., for the following purposes:

    1.  To elect a Board of Directors.

    2. To ratify the appointment of Deloitte & Touche LLP as independent auditors.

    3.  To approve the Litton Industries, Inc. Performance Award Plan.

    4. To approve the 1984 Long-Term Stock Incentive Plan, as amended and restated.

    5. To consider and act upon such other matters as may properly be presented for action at the meeting or any adjournment thereof.

    Only shareholders of record at the close of business on October 11, 1996 are entitled to vote at the meeting. A list of such shareholders shall be open to the examination of any shareholder at the meeting, and for a period of ten days prior to the date of the meeting for any purpose germane to the meeting during ordinary business hours at Wells Fargo Bank, 9600 Santa Monica Boulevard, Beverly Hills, California.

    Holders of a majority of the Company's outstanding voting shares must be present either in person or by proxy in order for the meeting to be held. WHETHER YOU EXPECT TO ATTEND THE ANNUAL MEETING OR NOT, YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. If you plan to attend the meeting and wish to vote your shares in person, you may do so at any time before the proxy is voted.

                                          /s/ Jeanette M. Thomas

                                          Jeanette M. Thomas
                                          Vice President and Corporate Secretary

21240 Burbank Boulevard
Woodland Hills, CA 91367-6675
October 28, 1996

           IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE COMPLETED,
                         SIGNED, AND RETURNED PROMPTLY

                            LITTON INDUSTRIES, INC.
             21240 BURBANK BOULEVARD, WOODLAND HILLS, CA 91367-6675

October 28, 1996

                                PROXY STATEMENT

    This statement is furnished in connection with the solicitation by the Board of Directors of Litton Industries, Inc., a Delaware corporation (hereinafter called the "Company", "Litton" or "LIT"), of proxies to be used at the Annual Meeting of the Shareholders of the Company to be held on Thursday, December 5, 1996, at 11:00 a.m., at the Regent Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California, and at any adjournment thereof.

    A form of proxy is enclosed for use at the meeting. The proxy may be revoked by the shareholder at any time before it is voted, by giving written notice to the Secretary of the Company at the Company's address shown above. Unless other instructions are indicated on the proxy, all shares represented by valid proxies received from this solicitation (and not revoked before they are voted) will be voted FOR election of the 11 nominees for directors named below; FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors; FOR approval of the Litton Industries, Inc. Performance Award Plan; and FOR approval of the Litton Industries, Inc. 1984 Long-Term Stock Incentive Plan, as amended and restated.

    This Proxy Statement is being mailed to shareholders beginning on or about October 28, 1996, accompanied by Litton's annual report to shareholders for the fiscal year ended July 31, 1996.

    At the close of business on October 11, 1996, the record date, there were 46,559,928 shares of $1 par value Common Stock ("Common Stock") and 410,643 shares of Series B $2 Cumulative Preferred Stock, par value $5 ("Series B Preferred Stock"), outstanding and entitled to vote. Each share of Common Stock or Series B Preferred Stock entitles the holder to one vote.

    Assuming a quorum, the eleven nominees receiving the highest number of votes will be elected. A majority of votes cast is required to ratify the appointment of the independent auditors, to approve the Litton Industries, Inc. Performance Award Plan, and to approve the Litton Industries, Inc. 1984 Long-Term Stock Incentive Plan, as amended and restated.

    To determine whether a matter has received a majority vote, abstentions will be included in the vote totals, thus an abstention has the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy, (so-called "broker nonvotes"), those shares will not be included in the vote totals and therefore will have no effect on the vote.

                        ITEM ONE: ELECTION OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS A "YES" VOTE FOR ALL CANDIDATES. THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM FOR ALL ELEVEN NOMINEES UNLESS AUTHORIZATION TO VOTE FOR THE ELECTION OF ONE OR MORE NOMINEES HAS BEEN WITHHELD.

    If any nominee, for any reason presently unknown, cannot be a candidate for election, the shares represented by valid proxies will be voted in favor of the remaining nominees and may be voted for the election of a substitute nominee recommended by the Board of Directors (or the number of authorized directors may be reduced). Each of the nominees was elected to his or her present term of office at Litton's last Annual Meeting of Shareholders.

    As previously announced, Alton J. Brann, while remaining a director of the Company, stepped down as Chairman of the Board of Litton in December 1995 and became Chairman of the Executive Committee of the Board. Mr. Brann had served as Chairman during the transition period following the spin-off of Western Atlas Inc. during which time Litton successfully changed the focus of its business. The Board elected John M. Leonis Chairman of the Board and he continued his responsibilities as Chief Executive Officer. In December 1995, Michael R. Brown became President and continued as Chief Operating Officer of the Company.

    In keeping with the Board's retirement policy, one incumbent member of the Board, Admiral Thomas B. Hayward, is not standing for re-election. The Company has benefited greatly from the wise counsel of Admiral Hayward during the fourteen years he has served as a Board member and thanks him for his service.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS

    The following pages contain information concerning the principal occupation, other affiliations, and past business experience which was furnished to the Company by the nominees for directors.

                  ALTON J. BRANN                                     MICHAEL R. BROWN
  [PHOTO1]        - Chairman and Chief Executive   [PHOTO1]          - President and Chief Operating
                    Officer of Western Atlas Inc.                      Officer of Litton Industries,
                  - Age 54                                             Inc.; Group Executive for
                  - Director since 1990                                Information Systems
                                                                     - Age 55
                                                                     - Director since 1995

Background: Former Litton Chairman of the Board    Background: Joined Litton in 1968 and has held
(1994-1995), President (1990-1994) and Chief       various executive positions including Executive
Executive Officer (1992-1994). Director of Los     Vice President (1995), Senior Vice President
Angeles World Affairs Council. Board of Governors  (1992-1995) and Group Executive Electronic
of Town Hall of Los Angeles. Member of Board of    Warfare Systems (1989-1995).
U.S.-Russia Business Council, U.S. Kazakhstan
Council and Overseers of the Executive Council on
Foreign Diplomacy. President's Cabinet of
California Polytechnic State University at San
Luis Obispo. Trustee of Manufacturers Alliance
for Productivity and Innovation (MAPI). Member of
Board of National Association of Manufacturers
(NAM) and Petroleum Equipment Suppliers
Association (PESA).

                  JOSEPH T. CASEY                                    DAVID E. JEREMIAH
  [PHOTO1]        - Retired Vice Chairman and      [PHOTO1]          - Partner and President
                    Chief Financial Officer of                         Technology Strategies &
                    Western Atlas Inc.                                 Alliances
                  - Age 65                                           - Age 62
                  - Director since 1981                              - Director since 1994

Background: Former Western Atlas Inc. Vice         Background: Technology Strategies & Alliances is
Chairman and Chief Financial Officer (1994-1996).  a consulting firm engaged in strategic planning
Litton Vice Chairman and Chief Financial Officer   for telecommunications and defense industries.
(1988-1994). Trustee of Claremont McKenna College  Retired Admiral, U.S. Navy (1994), Vice Chairman,
and of Don Bosco Technical Institute.              Joint Chiefs of Staff (1990-1994),
                                                   Commander-in-Chief, U.S. Pacific Fleet
                                                   (1987-1990). Chairman of Systems Group Advisory
                                                   Committee of Texas Instruments Incorporated.
                                                   Director of Alliant Techsystems Inc., Geobiotics,
                                                   Inc., GSE Systems, Inc., Standard Missile Company
                                                   and National Committee on U.S.-China Relations.
                                                   Member of Defense Policy Board, ManTech
                                                   International Advisory Board.

                  CAROL B. HALLETT                                   RUDOLPH E. LANG, JR.
  [PHOTO1]        - President and Chief Executive  [PHOTO1]          - Senior Vice President and
                    Officer of Air Transport                           Chief Financial Officer,
                    Association                                        Litton Industries, Inc.
                  - Age 59                                           - Age 60
                  - Director since 1993                              - Director since 1994

Background: Senior Government Relations Advisor    Background: Litton Senior Vice President since
with Collier, Shannon, Rill & Scott and Trade      1988 and Chief Financial Officer since 1994.
Advisor, Clark Company (1993-1995). Commissioner   Joined Litton in 1962, became division Vice
of United States Customs (1989-1993). U.S.         President of Finance (1969), Group Vice President
Ambassador to the Commonwealth of the Bahamas      (1978) and elected Corporate Vice President
(1986-1989). Director of Fleming Companies, Inc.,  (1984).
ARINC, and American Association of Exporters and
Importers. President's Cabinet of California
Polytechnic State University. Trustee of Junior
Statesmen of America.

                  ORION L. HOCH                                      ROBERT H. LENTZ
  [PHOTO1]        - Chairman Emeritus of Litton    [PHOTO1]          - Independent Venture
                    Industries, Inc.                                 Capitalist; Consultant
                  - Age 67                                           - Age 71
                  - Director since 1982                              - Director since 1993

Background: Former Litton Chairman of the Board    Background: Consultant to small privately-held
(1988-1994), President (1982-1988) and Chief       companies. Began Litton career in 1954 and was
Executive Officer (1986-1992). Director and        Senior Vice President and General Counsel
Chairman of the Executive Committee of Board of    (1979-1990). Litton Advisory Director
Directors of Western Atlas Inc. Director of        (1990-1993). Former Director of the American
Measurex Corporation. Trustee of Carnegie Mellon   Arbitration Association.
University.

                  JOHN M. LEONIS                                     C. B. THORNTON, JR.
  [PHOTO1]        - Chairman and Chief Executive   [PHOTO1]          - President, Thornton
                    Officer, Litton Industries,                        Corporation
                    Inc.                                             - Age 54
                  - Age 63                                           - Director since 1981
                  - Director since 1994

Background: Joined Litton in 1959 and has held     Background: Thornton Corporation is engaged in
various key positions including Chairman of the    mining and private investments. President and
Board since 1995; was named Chief Executive        principal owner of T Lazy S Ranch in Nevada,
Officer and President in 1994, Senior Vice         which conducted farming, mining and cattle
President (1990), Group Executive (1988) and       operations (1974-1982). Former executive of
Division President (1986). Director, Los Angeles   Cessna Aircraft and consultant with McKinsey &
World Affairs Council. Board of Governors Town     Company. Trustee of Harvey Mudd College and
Hall of Los Angeles and of Aerospace Industries    Harvard-Westlake School.
Association.

                 WILLIAM P. SOMMERS
  [PHOTO1]       - President and Chief
                 Executive Officer, SRI
                   International
                 - Age 63
                 - Director since 1994

                                               GENERAL INFORMATION CONCERNING THE BOARD OF
Background: Former Executive Vice President,   DIRECTORS
Iameter, Inc. Thirty years at Booz-Allen &     The Board of Directors has overall
Hamilton including positions as a director     responsibility for the affairs of the
and President of the Technology Group. Board   Company. To assist it in carrying out its
of Trustees of Zurich Kemper Mutual Funds.     duties, four standing committees have been
Director of Rohr, Inc., Therapeutic Discovery  established. The Board of Directors held 11
Co. and Bay Area Council. Member of The Major  meetings during fiscal year 1996, with an
Gifts Committee of University of Michigan.     average attendance of 99%. The Board acted
                                               once by unanimous written consent. All
                                               directors attended more than 94% of the
                                               aggregate total number of meetings of the
                                               Board and Committees on which he or she
                                               served. A description of the Committee
                                               membership, the number of meetings during
                                               fiscal 1996, and the principal
                                               responsibilities follows.

                    BOARD COMMITTEES AND MEETING ATTENDANCE

EXECUTIVE COMMITTEE                   7 MEETINGS IN FISCAL 1996
Alton J. Brann, (Chairman)            Rudolph E. Lang, Jr.
Michael R. Brown                      Robert H. Lentz
Joseph T. Casey                       John M. Leonis

    - Has all powers which may be lawfully delegated to it under Delaware law and exercises all powers of the Board of Directors when the full Board is not in session;

    - Supervises the management of business of the Company except for matters which Delaware law specifically requires action of the full Board of Directors or of the shareholders.

    During fiscal 1996, the Executive Committee also took action by unanimous written consent 14 times without a formal meeting. Actions taken by the Executive Committee are subsequently ratified by the full Board of Directors.

AUDIT AND COMPLIANCE COMMITTEE        5 MEETINGS IN FISCAL 1996
Thomas B. Hayward (Chairman)          William P. Sommers
Joseph T. Casey                       C.B. Thornton, Jr.
Carol B. Hallett

    - Reviews and makes inquiries, as it deems appropriate, concerning the scope and results of the audit of the Company by the independent auditors, the activities of the Company's internal auditors and the adequacy of the Company's system of internal accounting controls and procedures;

    - Proposes the appointment of independent auditors for approval by the full Board and ratification by the shareholders and approves the fees paid to independent auditors;

    - Reviews, implements, and monitors compliance with Litton's Ethics Program as set forth in the Company's "Statement of Principles and Standards of Conduct"; and

    - Oversees the "Reportable Interests Program" of the Company which is designed to identify conflicts of interest.

COMPENSATION AND SELECTION COMMITTEE  5 MEETINGS IN FISCAL 1996
C. B. Thornton, Jr. (Chairman)        David E. Jeremiah
Carol B. Hallett                      William P. Sommers

    - Formulates policy, reviews, makes recommendations, and approves the design and implementation of the Company's various executive compensation programs. Evaluates performance, reviews and approves compensation for senior executive officers;

    - Administers the Company's annual incentive plans and the Company's long-term incentive plans, designates employees to participate in the plans and determines the terms of and amounts of the individual awards; and

    - Reviews and approves the terms of change in control agreements with executive officers and the amount of any loans made by the Company to executive officers.

NOMINATING COMMITTEE                  3 MEETINGS IN FISCAL 1996
Carol B. Hallett (Chairman)           David E. Jeremiah
Alton J. Brann                        John M. Leonis
Thomas B. Hayward

    - Reviews the qualifications of all Board of Directors candidates and recommends possible candidates to fill vacancies on the Board of Directors.

    The Committee will consider nominees to the Board of Directors recommended by the shareholders. Nominees of shareholders should be submitted in writing to the Nominating Committee in care of the Secretary of the Company at its address set forth on the first page of this Proxy Statement.

                DIRECTOR'S COMPENSATION AND RETIREMENT POLICIES

    Directors who are employees of the Company are not paid any fee or additional remuneration for services as members of the Board of Directors or any Committee thereof.

ANNUAL FEES FOR NON-EMPLOYEE DIRECTORS

    - Board members receive $27,500, payable in equal quarterly installments;
      and

    - Board and Committee meeting attendance fee of $1500 per meeting ($2500 per meeting for Chairman); except for Executive Committee members whose annual meeting fee is $12,000 ($15,000 for Chairman).

DEFERRED COMPENSATION PLAN FOR DIRECTORS

    - Directors may defer annual Board fees, meeting and Committee attendance fees, bearing interest at the prime rate in effect on first business day of the calendar quarter, to be paid after the end of the director's Board service in the number of annual installments requested by the director;

    - A change in control of the Company causes deferred amounts to become immediately due and payable in a lump sum.

DIRECTOR STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

    On the first business day following the annual meeting, new directors receive an automatic initial option grant to purchase 10,000 shares of the Company's Common Stock at fair market value on the date of grant. Each year thereafter there is an automatic annual option grant to purchase 2,000 shares.

    On December 8, 1995 all incumbent non-employee directors received options to purchase 2,000 shares at a purchase price of $44.0625 per share, which become fully exercisable on the first anniversary of grant unless, prior thereto, the director dies, becomes permanently disabled, retires under mandatory retirement policy, or a change in control of the Company occurs, causing the options to become fully exercisable.

RETIREMENT PROGRAM FOR DIRECTORS

    - Incumbent directors who retire or die while in office, at or after age 65, will receive the active Board members' annual fee (or, if larger, the fee in effect at the Annual Meeting immediately following the earlier of their retirement or death), for the shorter of ten years, the number of years a director, or the remaining life of the director or surviving spouse;

    - Mandatory retirement at next Annual Meeting after reaching age 72; and

    - Directors who resign, are removed, or fail to be re-elected prior to their 65th birthday because of a change in control of the Company receive the annual fee in effect prior to the change in control, for the shorter of ten years, the number of years a director, or the life of the director or surviving spouse.

OTHER COMPENSATION

    - Information regarding certain additional compensation paid by the Company to Admiral Hayward, Dr. Hoch and Messrs. Casey and Lentz during the 1996 fiscal year is contained in the section captioned "Other Information on Directors" on page 18.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
                LITTON COMMON STOCK AS OF SEPTEMBER 30, 1996(A)


                                                                      SHARES
                                                                    SUBJECT TO
                                                                      OPTIONS
                                                                    EXERCISABLE
                                                     SHARES         AT DECEMBER    PERCENT OF
NON-EMPLOYEE DIRECTORS                         BENEFICIALLY OWNED    31, 1996        CLASS*
---------------------------------------------  ------------------  -------------  -------------
Alton J. Brann...............................      3,400                 4,000          *
Joseph T. Casey..............................     32,023(b)             96,000          *
Carol B. Hallett.............................        390                14,000          *
Thomas B. Hayward............................      1,012                21,650          *
Orion L. Hoch................................     89,599(c)             29,916          *
David E. Jeremiah............................          0                12,000          *
Robert H. Lentz..............................      7,238(d)             14,000          *
William P. Sommers...........................        150                12,000          *
C. B. Thornton, Jr...........................    872,874(c)(e)          24,000           1.87%

NAMED EXECUTIVE OFFICERS
---------------------------------------------
John M. Leonis...............................     10,757                47,241          *
Michael R. Brown.............................      5,795                43,005          *
Rudolph E. Lang, Jr..........................     16,842                63,400          *
Gerald J. St. Pe.............................     10,246                53,800          *
John E. Preston..............................     13,024(c)              4,818          *

GROUP
---------------------------------------------
Directors, Nominees and Executive Officers
 as a Group (19 people)......................  1,140,696(c)(f)(g)      498,370           2.42%

* Percentage of shares are given only where such percentage exceeds 1% of the Common Stock outstanding on the record date, exclusive of treasury shares.

(a) No other class of equity security of Litton was then beneficially owned by any member of the group.

(b) Excludes 10,000 shares held by a charitable corporation of which Mr. Casey serves as trustee. Mr. Casey has voting and investment power with respect to such 10,000 shares and may be deemed to have incidents of beneficial ownership.

(c) Includes shares which are beneficially owned by certain family members of certain directors and officers who disclaim beneficial ownership of such shares. The shares are reported on the presumption that the individual may share voting and/or investment power because of family relationships.

(d) Excludes 358 shares held by a trust under the will of a deceased spouse of Mr. Lentz.

(e) Excludes 25,378 shares owned by a private foundation of which Mr. Thornton is an officer and trustee. Mr. Thornton shares voting and investment power with another trustee and may be deemed to have incidents of beneficial ownership.

(f) Excludes 255,126 shares owned by the Litton Master Trust which holds certain retirement funds of the Company and its Subsidiaries. Messrs. Casey, Lang and Lentz and two officers comprise the Investment Committee which has sole investment and voting power and thus may be deemed to have incidents of beneficial ownership. If these shares were included as beneficially owned shares, then the percentage of Common Stock owned by the group would be 2.97%.

(g) Includes 50,000 shares held by the Foundation of the Litton Industries whose President and Treasurer vote the shares and are also officers of the Company, and whose directors have investment power of the shares, are elected and may be removed by the Nominating Committee of the Board of Directors of the Company.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    As of the dates indicated, the following table sets forth entities which were known to own beneficially more than 5% of the Company's Common Stock.

                                  AMOUNT AND NATURE
                                         OF
NAME AND ADDRESS                     BENEFICIAL       PERCENT OF CLASS
OF BENEFICIAL OWNER                   OWNERSHIP      (AS OF RECORD DATE)
Unitrin, Inc.
One East Wacker Drive                12,657,764(a)            27.19%
Chicago, Illinois 60601
FMR Corp
82 Devonshire Street                  5,075,300(b)            10.90%
Boston, Massachusetts 02109

(a) Unitrin, Inc., ("Unitrin") has reported in a filing with the Securities and Exchange Commission (the "SEC") on Schedule 13D under the Exchange Act that, as of October 5, 1995, the shares of Common Stock are owned by Unitrin (1,827,893 shares) and two of its subsidiaries, Trinity Universal Insurance Company (5,378,883 shares) and United Insurance Company of America (5,450,988 shares). Unitrin reported that such subsidiaries each share voting power and dispositive power with Unitrin over the shares respectively reported by them.

(b) On February 14, 1996, FMR Corp. ("FMR") reported in a filing with the SEC on
    Schedule 13G under the Exchange Act, aggregate beneficial ownership as of December 31, 1995, of 5,075,300 shares of Common Stock. FMR reported that it has sole dispositive power with respect to these shares and sole voting power with respect to 202,800 shares. Of the reported shares, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,875,800 shares as a result of acting as investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940, and as a result of acting as sub-adviser to Fidelity American Special Situations Trust.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company believes that during fiscal year 1996, its executive officers and directors have complied with all filing requirements of Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") with the exception of one late report. Section 16(a) of the Exchange Act requires that Form 3, Initial Statement of Beneficial Ownership of Securities be filed with the SEC within ten days of the election of an executive officer. Harry Halamandaris was elected an executive officer of the Company on September 21, 1995. Mr. Halamandaris' Form 3 was filed with the SEC on October 3, 1995, instead of on October 2, 1995, the due date.

                       COMPENSATION OF EXECUTIVE OFFICERS
                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                              ANNUAL COMPENSATION   COMPENSATION     ALL OTHER
NAMED EXECUTIVE OFFICERS         FISCAL YEAR                           AWARDS      COMPENSATION
                                               SALARY      BONUS       OPTIONS
NAME AND PRINCIPAL POSITION                      ($)      ($)(A)         (#)          ($)(B)
John M. Leonis ................        1996     574,054    600,000       50,000          6,905
  Chairman and Chief Executive         1995     445,681    500,000       -0-             3,688
  Officer                              1994     376,351    425,000       77,000             62
Michael R. Brown ..............        1996     379,236    400,000       73,000          8,641
  President and Chief Operating        1995     277,414    260,000       -0-             4,649
  Officer                              1994     262,706    200,000       19,000         18,519
Rudolph E. Lang, Jr ...........        1996     349,030    330,000       15,000          6,448
  Senior Vice President and            1995     337,418    340,000       -0-             4,531
  Chief Financial Officer              1994     310,198    300,000       32,000          2,674
Gerald J. St. Pe ..............        1996     342,020    350,000       15,000          6,242
  Senior Vice President                1995     326,385    335,000       -0-             4,670
                                       1994     307,616    315,000       30,000          2,303
John E. Preston ...............        1996     265,552    230,000       14,000          6,527
  Senior Vice President and            1995     252,412    205,000       -0-             4,166
  General Counsel                      1994     224,541    192,000       28,000          2,006

(a) The awards to Messrs. Leonis, Brown (in fiscal 1996 only), Lang and Preston represent awards made under the Company's then applicable performance award plan, which provided that 50% of the award be paid in December following the fiscal year end the award was made and the remainder be paid in two equal 25% installments in December of each of the two following years, provided the recipient is then employed by the Company.

(b) Includes for fiscal 1994, 1995 and 1996 respectively: (i) taxable amounts imputed under various life insurance arrangements provided by the Company as follows: Mr. Brown, $1,723, $1,811, and $2,516; Mr. Lang, $2,630, $2,746,
    and $3,107; Mr. St. Pe, $2,244, $2,325, and $2,624; and Mr. Preston, $1,958,
    $2,143, and $2,741; (ii) $16,796 (fiscal 1994 only) paid in connection with Mr. Brown's relocation expenses; and (iii) the amounts of imputed interest on the loans described on page 14 as follows: Mr. Leonis, $62, $3,688, and $6,905; Mr. Brown, $0, $2,838 and $6,125; Mr. Lang, $44, $1,785, and $3,341;
    Mr. St. Pe, $59, $2,345, and $3,618; and Mr. Preston, $48, $2,023, and
    $3,786.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                POTENTIAL REALIZABLE
                                                                                       VALUE
                                                                              AT ASSUMED ANNUAL RATES
NAMED EXECUTIVE OFFICERS                   INDIVIDUAL GRANTS                       OF STOCK PRICE
                                                                                    APPRECIATION
                                                                                  FOR OPTION TERM

                                        % OF TOTAL                            HYPOTHETICAL HYPOTHETICAL
                                          OPTIONS                                VALUE        VALUE
                                        GRANTED TO                            REALIZED AT  REALIZED AT
                             OPTIONS     EMPLOYEES   EXERCISE                  5% STOCK     10% STOCK
                             GRANTED     IN FISCAL     PRICE     EXPIRATION   APPRECIATION APPRECIATION
          NAME                (#)*         YEAR       ($/SH)        DATE          ($)          ($)
John M. Leonis                 50,000        5.95%     43.3125      6/21/06    1,361,950    3,451,450
                               43,000        5.12%     44.0625      12/9/05    1,191,559    3,019,645
Michael R. Brown               30,000        3.57%     43.3125      6/21/06      817,170    2,070,870
Rudolph E. Lang, Jr.           15,000        1.79%     43.3125      6/21/06      408,585    1,035,435
Gerald J. St. Pe               15,000        1.79%     43.3125      6/21/06      408,585    1,035,435
John E. Preston                14,000        1.67%     43.3125      6/21/06      381,346      966,406

* Nonstatutory stock options exercisable at the rate of 20% per year commencing on June 20, 1997 (December 8, 1996 in the case of the 43,000 options granted to Mr. Brown), except in the event of a change in control of the Company, in which case such options become immediately exercisable.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                    SHARES                          OPTIONS           IN-THE-MONEY OPTIONS AT
                                  ACQUIRED ON     VALUE       AT JULY 31, 1996 (#)       JULY 31, 1996 ($)
       NAME           COMPANY*    EXERCISE(#)  REALIZED($)  EXERCISABLE  UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                            LIT        1,589       65,486       47,241      117,600    1,169,936    2,894,125
                            WAI        6,000      277,651       26,600        7,400      866,765      405,150
John M. Leonis            Total        7,589      343,137       73,841      125,000    2,036,701    3,299,275
                            LIT        5,795      237,266       31,485       94,720      805,331      929,888
                            WAI        6,500      291,644       20,680       10,320      656,672      565,020
Michael R. Brown          Total       12,295      528,910       52,165      105,040    1,462,003    1,494,908
                            LIT       15,162      563,689       63,400       41,600    1,698,400    1,138,813
Rudolph E. Lang,            WAI       14,600      469,706          -0-        7,400          -0-      405,150
Jr.                       Total       29,762    1,033,395       63,400       49,000    1,698,400    1,543,963
                            LIT        6,922      277,587       53,800       40,400    1,377,733    1,087,438
                            WAI       42,660    1,270,300        7,300        7,400      238,275      405,150
Gerald St. Pe             Total       49,582    1,547,887       61,100       47,800    1,616,008    1,492,588
                            LIT       16,742      388,613        4,818       36,440       98,074      960,713
                            WAI        7,960      287,718          -0-        4,040          -0-      221,190
John E. Preston           Total       24,702      676,331        4,818       40,480       98,074    1,181,903

* On March 17, 1994, all of the common stock of Western Atlas Inc. ("WAI"), a wholly-owned subsidiary of the Company, was distributed to the Company's then shareholders. Under the Company's 1984 Long-Term Stock Incentive Plan, each Company stock option granted prior to that date was converted into both a Company option and an option of Western Atlas Inc.

RETIREMENT BENEFITS

    - THE FSSP AND RELATED RETIREMENT PLANS

    All of the Named Executive Officers participate in Litton's Financial Security and Savings Program ("FSSP"), a contributory plan intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), and in one of Litton's related retirement plans. The first 1% to 4% of pay a participant elects to contribute to the FSSP results in an annual retirement benefit payable at age 65 equal to the greater of (A) 60% of such contributions plus if any, contributions to one of Litton's related defined benefit retirement plans or (B) 85% of such contributions less 75% of his or her estimated Social Security primary insurance amount. The benefit is payable as an annuity and is reduced by the actuarial equivalent of any elected lump sum distribution of the contributions, as adjusted for earnings or losses.

    Participants may contribute an additional 1% to 14% of pay into the savings fund portion of the FSSP and receive a 50% Company match on the first 1% to 4% of those contributions. For any calendar year, a participant's contributions to the FSSP may not exceed the maximum deferral amount prescribed by Section 401(k) of the Code or, if less, 18% of a participant's annual compensation.

    - RESTORATION PLAN

    The Litton Industries, Inc. Restoration Plan is an unfunded, nonqualified retirement plan that restores company-provided retirement benefits and FSSP savings fund company matching contributions which an FSSP participant could have received if it were not for the limitations prescribed by the Code. Such benefit is payable as an annuity at normal retirement from the Company's general assets.

    The following table sets forth the current estimated annual retirement benefits of the Named Executive Officers assuming their continued maximum participation in the above described plans, retirement at age 65 and election of a single life annuity.

                                                 COMPANY
                                   TOTAL        PROVIDED
NAME                              PENSION        PORTION
John M. Leonis                   $ 238,515      $ 208,249
Michael R. Brown                   293,221        249,299
Rudolph E. Lang, Jr.               304,905        256,906
Gerald St. Pe                      391,261        335,898
John E. Preston                    301,301        244,865

    - SUPPLEMENTAL PLAN

    The Litton Industries, Inc. Supplemental Executive Retirement Plan ("SERP") is an unfunded, nonqualified defined benefit retirement plan that provides certain key employees of the Company with supplemental retirement benefits. Participants must be at least 50 years old. Vesting occurs when a participant reaches age 60 and has at least fifteen years of service with the Company. The SERP retirement benefit equals the participant's "average earnings" (the average of the highest three twelve month periods out of the final 60 months' compensation) up to $125,000 (indexed for the Consumer Price Index) times 1.6%; plus average earnings over $125,000, as indexed, times 2.2%; multiplied by years of service, not exceeding 25, from age 40. In the event of a change in control, all participants in the SERP become fully vested in their benefit which will be paid as a lump sum payment based upon certain actuarial factors. Alternatively, the Compensation and Selection Committee of the Board may direct that in the event of a change in control, the Company fund a trust with sufficient assets to adequately satisfy the liabilities of the SERP and to pay the SERP benefits monthly as an annuity. The assets of such trust would be subject to the claims of the Company's creditors in the event of the insolvency or bankruptcy of the Company.

    The following table indicates the approximate annual benefit which would be received by a participant in the SERP, based on the following assumptions: (i) retirement at age 65 and (ii) payment as a single life annuity. Such benefit would be reduced by the Social Security benefit and the greater of the maximum amount of Company provided pension benefits that the employee either actually accrued or could have accrued under other Company sponsored retirement plans.

                PENSION PLAN TABLE

 REMUNERATION
   (AVERAGE              YEARS OF SERVICE
   EARNINGS)        15         20      25 OR MORE
     600,000     $ 186,750  $ 249,000   $ 311,250
     800,000       252,750    337,000     421,250
   1,000,000       318,750    425,000     531,250
   1,200,000       384,750    513,000     641,250
   1,400,000       450,750    601,000     751,250
   1,600,000       516,750    689,000     861,250
   1,800,000       582,750    777,000     971,250

    Under the SERP, the credited years of service at September 30, 1996, of the Named Executive Officers are as follows: Mr. Leonis, 22 years; Mr. Brown, 15 years; Mr. Lang, 20 years; Mr. St. Pe, 16 years; and Mr. Preston, 14 years.

CHANGE IN CONTROL AGREEMENTS

    The Company is a party to change in control agreements with all of the Named Executive Officers. The agreements become operative only upon the occurrence of a "Change in Control" (as defined in the agreements). Absent a change in control, the agreements do not require the Company to retain the executives or to pay them any specified level of compensation or benefits.

    With certain exceptions, generally a change in control occurs if: there is a change in the majority of the members of the Company's Board of Directors; a third party acquires at least 30% of the Company's outstanding voting stock (other than as a result of a repurchase by the Company of its voting stock); a merger, reorganization, or consolidation of the Company with another party (other than certain limited types of mergers); there is a sale or disposition of substantially all of the Company's assets; or the shareholders approve the liquidation or dissolution of the Company.

    Each change in control agreement provides that for three years after a change in control there will be no adverse change in the executive's salary, bonus opportunity, benefits, or location of employment. If, during this three-year period, the executive's employment is terminated by the Company other than for cause, or if the executive terminates his or her employment for good reasons, as defined in the agreements, or voluntarily leaves during the 30-day period following the first anniversary of the change in control, the executive is entitled to receive an accrued salary and annual incentive payment through the date of termination and, except in the event of death or disability, a lump sum severance payment equal to three times the sum of the executive's base salary and annual bonus. The Company will also provide the executive with certain pension credits, insurance and other welfare plan benefits. If any payments made under the change in control agreements are subject to any excise tax imposed by the Code, the Company will make additional payments to restore the executive to the same after-tax position as if the excise tax had not been imposed.

INDEBTEDNESS OF MANAGEMENT TO THE COMPANY

INCENTIVE LOANS

    As a form of additional incentive, the Company provides loans to certain key employees. Under the Company's incentive loan program, unsecured loans, not to exceed $6,000,000 in the aggregate outstanding at any one time, may be made to not more than 50 employees and may not exceed the annual salary rate of the borrower. These loans presently bear interest at the rate of 4% per annum and are payable on the Company's demand, or by (i) termination of the borrower's employment or (ii) December 31, 2001, whichever occurs first. Loans to any executive officer of Litton require the approval of the Compensation and Selection Committee.

    As of October 15, 1996, loans upon the terms set forth above in the aggregate amount of $1,305,000 were outstanding to five executive officers of the Company: John M. Leonis, $310,000; Michael R. Brown, $275,000; Rudolph E. Lang, Jr, $150,000; John E. Preston, $170,000; Timothy G. Paulson, $150,000 and Harry Halamandaris, $250,000. The principal balance of $200,000, plus accrued interest on a Company incentive loan to Gerald St. Pe was paid in full on September 30, 1995. The total of $1,305,000 was the largest amount of indebtedness of executive officers outstanding at any time since July 31, 1995.

                               PERFORMANCE GRAPH
                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

    The following graph illustrates the performance of Litton Common Stock over the five-year period from August 1, 1991 through July 31, 1996, compared to the performance of the S&P 500 Index and the S&P Aerospace/Defense Index:

                            LITTON INDUSTRIES, INC.
                         TOTAL RETURN TO SHAREHOLDERS*
                         AUGUST 1, 1991 - JULY 31, 1996
VALUE OF INVESTMENT ($)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                      1991       1992       1993       1994       1995       1996
Litton                                 100     112.52     166.00     216.60     224.62     250.87
S&P 500 Index                          100     112.79     122.64     128.96     162.64     189.58
S&P Aerospace/Defense Index            100     101.62     129.75     148.34     220.88     286.63

                                 1991       1992       1993       1994       1995       1996
LITTON                            100        112.52     166.00     216.60     224.62     250.87
S&P 500                           100        112.79     122.64     128.96     162.64     189.58
S&P AEROSPACE
 DEFENSE INDEX                    100        101.62     129.75     148.34     220.88     286.63

------------------------

* Assumes $100 invested August 1, 1991 in Litton Industries, Inc. Common Stock, the S&P 500 Index and the S&P Aerospace/Defense Index (dividends reinvested).

               REPORT OF THE COMPENSATION AND SELECTION COMMITTEE

    COMPENSATION POLICY AND PROGRAM. The Committee views its role as one of structuring a competitive executive compensation program that will attract, motivate, reward and retain the executive talent required to achieve the Company's business objectives and increase shareholder value. A consulting firm of national reputation in executive compensation is engaged by the Committee annually to provide a review of each component of the Company's executive compensation program and to assess its competitiveness in relation to a peer group of companies.

    CHIEF EXECUTIVE OFFICER BASE SALARY. Base salaries of Litton senior management, including the Chief Executive Officer, generally are determined by evaluating their level of responsibility and experience, individual performance, and specific contributions to the Company and its business objectives, including any unique talents that positively impact the Company. Internal issues and fairness also are considered, as are comparable levels of responsibility and compensation at other aerospace and defense companies, including those which directly compete with the Company for business and talent.

    Before setting Mr. Leonis' base salary for fiscal 1996, the Committee examined a comparative executive compensation study prepared by its consultants. Mr. Leonis' performance was carefully reviewed and the Committee noted his leadership in developing and implementing a long-term strategic plan to competitively position the Company within the defense industry. During fiscal 1995, Mr. Leonis guided efforts which achieved: (i) internal consolidation; (ii) improved operating efficiency and profit; and (iii) the successful consolidation of acquisitions which added revenues of $300 million and key market positions for selected divisions. In light of such positive Company performance; in anticipation of Mr. Leonis assuming new responsibilities as Chairman of the Board in December 1995; and based upon comparative data, a salary of $600,000 was set for Mr. Leonis, effective October 1, 1995.

    ANNUAL INCENTIVE COMPENSATION. Annual incentive awards are designed to reward performance related to specific performance goals of the Company and its operating groups. For fiscal year 1996, certain executive officers, including the Chief Executive Officer, were eligible for annual incentive awards under various performance-based plans of the Company and its subsidiaries. Before performance awards could be granted for fiscal year 1996 under the corporate Performance Award Plan, net earnings before taxes had to exceed 18% of shareholder investment for the preceding fiscal year. The Committee may allocate an amount for awards up to 5% of any excess beyond the 18% shareholder threshold investment return. Awards are payable in three annual installments; 50% of the award is paid in December of the year it is granted and 25% in December of each of the two subsequent years, provided the recipient is then employed by the Company.

    Group executives with responsibility for major operating business units of the Company are awarded bonuses for achieving group financial performance consistent with the Company's overall corporate goals. The Committee (or the Chief Executive Officer in the case of participants who are not senior officers of the Company) has discretionary authority to adjust bonuses based on factors including an individual's efforts and contribution toward accomplishing one or more of the Company's corporate objectives.

    For fiscal year 1996, the Committee determined to make $3,753,000 available for awards under the Performance Award Plan. In making that determination and in setting the amounts of specific awards for fiscal 1996, the Committee again considered data that included the financial performance and executive compensation patterns of a selected peer group of companies and of industry-wide information presented in the consultant reports. Mr. Leonis' bonus award for fiscal 1996 was based upon such comparative data, Company performance and Mr. Leonis' contributions and accomplishments. The Committee considered Mr. Leonis' leadership in completing and integrating strategic acquisitions during fiscal 1996 which added approximately $1 billion to Company revenues, strengthened Litton's leadership in defense electronics, positioned the Company as world leader in shipboard electronic navigation and guidance and broadened its position in information technology. In view of the foregoing, Mr. Leonis was granted a bonus award of $600,000 for fiscal year 1996.

    LONG-TERM INCENTIVES. Stock option grants are the Company's principal vehicle for attracting and retaining employees in key positions whose talents and contributions are important to the long-term success of the Company and for aligning the employee's interest with the shareholders. Stock options most directly link shareholder value to compensation over the long term since the value of the compensation package cannot be realized unless stock price appreciation occurs. Options granted by the Committee generally become exerciseable in cumulative installments over a period of five years and the individual forfeits any installment which has not vested during the period of his or her employment. The Committee sets guidelines for the number and terms of stock option awards based on comparative data and business objectives.

    In fiscal year 1996, the Named Executive Officers were granted the number of options to purchase shares of the Company's Common Stock as provided in the table on page 11. None of such options were granted at less than fair market value.

    COMPENSATION PLANS SUBMITTED TO SHAREHOLDERS. During fiscal year 1996, the Committee reviewed the Company's executive compensation program in terms of its philosophy and policies, compared Litton's executive compensation program with that of other aerospace and defense companies, and addressed issues concerning rules and regulations governing the deductibility of executive compensation.

    The Committee believes it is in the best interest of the Company and its shareholders to structure the compensation of its executive officers to meet the requirements of Section 162(m) of the Code. Section 162(m) limits to $1 million annually the tax deduction for compensation paid to the Named Executive Officers, except for performance-based compensation. Both the new Litton Industries, Inc. Performance Award Plan (the "Plan") and the Litton Industries, Inc. 1984 Long-Term Stock Incentive Plan, as amended and restated, (the "1984 Plan") were adopted by the Committee and the Board, and are submitted to the shareholders in this proxy statement, to meet the requirements for deductibility under the Code.

    The Committee recommended the adoption of the Plan which is designed to allow the Committee maximum flexibility to evaluate and set performance objectives on an annual basis related to the specific business strategy of the Company. The Plan permits the Committee to offer participants an opportunity to defer incentive awards in the form of the Company's Common Stock to increase the employee's stake in the long-term growth of the value of the Company.

    The 1984 Plan is intended to be competitive within the industry by allowing the Committee greater flexibility in the types of awards that may be granted. The 1984 Plan restricts the grant of options to not less than fair market value. The Committee may condition the vesting of all types of awards upon the attainment of performance objectives to ensure that there is a direct link to shareholder value and performance objectives.

    The Committee believes its actions, including its approach towards the Company's executive compensation plans, will further the executive compensation program objectives set forth in this report, will focus on executives' contributions to the Company's success, and will be beneficial to the Company and its employees and shareholders.

    THE FOREGOING REPORT HAS BEEN FURNISHED BY THE FOLLOWING MEMBERS OF THE COMPENSATION AND SELECTION COMMITTEE:

C. B. Thornton, Jr., CHAIRMAN             David E. Jeremiah
Carol B. Hallett                          William P. Sommers

OTHER INFORMATION ON DIRECTORS

    Orion L. Hoch, a former President, Chief Executive Officer and Chairman of the Company receives certain medical and retirement benefits by reason of his former employment by the Company. The premium paid by the Company for Dr. Hoch's medical insurance in fiscal 1996 was $26,187. Under the terms of a Company-provided contractual pension benefit, and the Restoration Plan described on page 12, Dr. Hoch receives a combined monthly benefit of $60,391 in the form of a 100% joint and survivor annuity.

    Joseph T. Casey, a former Chief Financial Officer and Vice Chairman of the Company receives certain retirement benefits by reason of his former employment by the Company. Under the terms of the Company's basic retirement plan described on page 12 and under a predecessor supplemental retirement plan of the Company, Mr. Casey receives a combined monthly benefit of $35,683 in the form of a 100% joint and survivor annuity. In addition, during fiscal 1996, Mr. Casey received $12,000 as a member of the Investment Committee of Litton Industries, Inc.

    Robert H. Lentz, a former Senior Vice President and General Counsel of the Company receives certain medical and retirement benefits and is the holder of certain Common Stock options by reason of his former employment by the Company. The premium paid by the Company for Mr. Lentz's medical insurance in fiscal year 1996 was $26,187. During fiscal 1996, Mr. Lentz exercised options to purchase 2,000 shares of Company common stock granted to him while an employee of the Company under the 1984 Long-Term Stock Incentive Plan. Mr. Lentz realized net value (market value less exercise price) of $75,831 upon such exercise. Under the terms of the Company's basic retirement plan and the Restoration Plan described on page 12 and under a predecessor supplemental retirement plan of the Company, Mr. Lentz receives a combined monthly benefit of $14,081 in the form of a 100% joint and survivor annuity. In addition, during fiscal 1996, Mr. Lentz received $12,000 as a member of the Investment Committee of Litton Industries, Inc.

    A subsidiary of the Company has entered into a contract with Thomas B. Hayward Associates ("Hayward Associates") pursuant to which Hayward Associates has agreed to provide consulting services to a division of such subsidiary in connection with the marketing and sales of shipboard electronic warfare systems to foreign customers for the period from April 30, 1994 through May 1, 1997. Hayward Associates is paid a monthly retainer of $4,000 for such services. Admiral Hayward, a director of the Company, is president and sole proprietor of Hayward Associates.

               ITEM TWO: RATIFICATION OF APPOINTMENT OF AUDITORS

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE 1997 FISCAL YEAR.

    Deloitte & Touche LLP and a predecessor firm have served as Litton's independent auditors continuously since fiscal 1954, are familiar with the business and operations of the Company and its subsidiaries, and have offices in or convenient to most of the localities in the United States and in most other countries where the Company and its subsidiaries operate.

    Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

          ITEM THREE: PROPOSAL TO APPROVE THE LITTON INDUSTRIES, INC.
                             PERFORMANCE AWARD PLAN

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ADOPTION OF THE LITTON INDUSTRIES, INC. PERFORMANCE AWARD PLAN.

    The purpose of the plan is to establish and maintain a competitive incentive compensation program, to attract and retain employees who are in a position to contribute materially to the success of the Company, and to reward individual accomplishments related to the achievement of the Company's performance objectives. The plan is an unfunded, performance based plan designed to tie compensation of key employees directly to the Company's long term objectives. The Compensation and Selection Committee of the Board of Directors (the "Committee") has the flexibility to establish, on an annual basis, specific performance criteria for the Company and individual performance goals for participants.

    The plan is intended to qualify as a "performance-based" compensation plan for purposes of Section 162(m) of the Code. Section 162(m) of the Code generally limits to $1 million the Company's federal income tax deductions for compensation paid to a Named Executive Officer unless such compensation is performance-based compensation within the meaning of Section 162(m) of the Code.

    The Committee will administer the plan, and the Board may modify, amend, suspend or terminate the Plan under the terms of its provisions and in keeping with its intended purpose. The Committee consists solely of non-employee directors who are outside directors within the meaning of Section 162(m) of the Code. Participants in the plan are officers and other key employees of the Company and its subsidiaries and affiliates selected by the Committee. As of October 11, 1996, 38 employees, including all of the Named Executive Officers, are eligible to participate in the plan during fiscal 1997.

    At the beginning of each fiscal year, Litton performance criteria will be determined by the Committee using objective financial measurements, either singularly or combined, based on profits, profit growth, profit related return ratios, cash flow, total shareholder return, or other objective business criteria which the Committee deems appropriate. Once performance objectives and achievement goals are established they can only be adjusted by the Committee if unanticipated business conditions occur which materially affect the fairness of the objectives. However, no upward adjustments of awards to any Named Executive Officers are permitted if a payment under the plan would exceed the deductible amount permitted under Section 162(m) of the Code. There is a $2,000,000 individual award limit in any fiscal year. The Committee may allow one or more participants the opportunity to defer receipt of a part or all of the award payment to be converted to a number of units equivalent to the number of shares of the Company's Common Stock which could have been purchased at fair market value on the date of the award. Any such deferred awards will be distributed in Company Common Stock when the awards are actually paid.

    The above description summarizes the principal features of the plan but is qualified in its entirety by reference to the text of the plan set forth as Annex A to this proxy statement.

    Awards under the plan will be based upon performance objectives established with respect to each fiscal year. Accordingly, the amount of awards to be paid in the future to any of the Named Executive Officers cannot be determined at this time since the performance period has not yet been completed. Actual awards will depend on actual performance measured against the attainment of the pre-established performance objectives and on the Committee's discretion to award such amounts.

    If the shareholders fail to approve the plan at the Annual Meeting, the plan will not qualify as "performance based" for purposes of Section 162(m) of the Code.

    OTHER BONUS PLANS. The Company and its subsidiaries and affiliates have other arrangements and plans pursuant to which incentive compensation or bonuses may be awarded to employees. Certain employees eligible to participate in the above-described plan, including Mr. St. Pe, are eligible to participate in such other bonus arrangements.

    FEDERAL INCOME TAX CONSEQUENCES. The Company will generally be entitled to a deduction equal to the amount of ordinary income realized by the recipient upon payment of an award. Any cash or Company Common Stock received under the Plan as an incentive award will be included in the income of the recipient at the time of payment and will be subject to tax at ordinary income rates.

ITEM FOUR: PROPOSAL TO APPROVE THE LITTON INDUSTRIES, INC. 1984 LONG-TERM STOCK
                    INCENTIVE PLAN, AS AMENDED AND RESTATED

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ADOPTION OF THE LITTON INDUSTRIES, INC. 1984 LONG-TERM STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED.

    The Litton Industries, Inc. 1984 Long-Term Stock Incentive Plan (the "1984 Plan") has previously been approved by the shareholders of the Company. The 1984 Plan is intended to help the Company attract, retain, and provide appropriate incentives for key management personnel. The 1984 Plan aligns the employee's long-term interest to the shareholders and encourages long-term retention of stock ownership in the Company.

    The Board of Directors has approved the 1984 Plan, as amended and restated, for approval by the shareholders. Among other things, the changes to the 1984 Plan are intended to qualify the 1984 Plan, as amended and restated, for continued exemption from the limits on the deductibility of executive compensation in excess of $1 million as prescribed by Section 162(m) of the Code.

    The 1984 Plan, as amended and restated, neither increases the number of shares of Company Common Stock available under the 1984 Plan nor extends the term of the 1984 Plan.

    The material modifications provide that effective as of August 1, 1996, 3,500,000 shares of Company Common Stock will be available for grant as incentive stock options ("ISOs") as defined in Section 422 of the Code. The 1984 Plan also authorizes the award of stock appreciation rights ("SARs") and restricted stock ("Restricted Stock"); limits the amount of shares of Restricted Stock which may be granted to twenty percent (20%) of the total number of shares available; limits the aggregate number of stock options, SARs, and Restricted Stock which may be granted to any individual in any fiscal year to not more than 150,000; limits the exercise price of options and SARs to fair market value; provides for the award of Restricted Stock, stock options and SARs conditioned upon the attainment of predetermined goals; and allows transferability of nonqualified options, SARs and Restricted Stock.

    If the shareholders fail to approve the 1984 Plan, as amended and restated, at the Annual Meeting, the 1984 Plan will continue, but will not qualify as "performance based" for purposes of Section 162(m) of the Code.

DESCRIPTION OF THE MATERIAL MODIFICATIONS TO THE 1984 PLAN.

    The following description summarizes the material modifications to the 1984 Plan but is qualified in its entirety by reference to the text of the 1984 Plan, as amended and restated, set forth as Annex B to this proxy statement.

    STOCK AVAILABLE FOR GRANT; CERTAIN LIMITATIONS ON GRANTS OF AWARDS. After July 31, 1996, no more than 3,500,000 ISOs may be granted. In addition, an aggregate number of no more than 150,000 nonqualified options, ISOs, SARs and shares of Restricted Stock may be granted to any individual in any Company fiscal year.

    ADMINISTRATION. Under the 1984 Plan, as amended and restated, the Compensation and Selection Committee of the Board of Directors of the Company (the "Committee") is authorized to determine the terms and conditions of any award, including the attainment of specified performance goals, subject to the limitations of Section 162(m) of the Code. The Committee also has authority to delegate certain decisions to officers of the Company. The Committee consists solely of non-employee directors who are "disinterested persons" as such term is used in SEC Rule 16b-3 and "outside directors" within the meaning of Section 162(m) of the Code.

    STOCK OPTIONS. The 1984 Plan has been amended to provide that, effective as of August 1, 1996, stock options may only be granted at an exercise price not less than the fair market value of the Company Common Stock on the date of the option grant. The purchase price of a stock option will continue to be payable
(i) in cash or (ii) in unrestricted Company Common Stock, at the fair market value of such stock on the exercise date.

    STOCK APPRECIATION RIGHTS. The 1984 Plan has been amended to permit the award of SARs. An SAR entitles its holder to receive from the Company, at the time of exercise of such right, an amount equal to the excess of the fair market value of a share of Company Common Stock at the date of exercise over the previously specified exercise price. The amount payable may be paid by the Company in Company Common Stock (valued at its fair market value on the date of exercise), or in cash.

    RESTRICTED STOCK. The 1984 Plan has been amended to permit the award of Restricted Stock. Restricted Stock vests in the holder upon the attainment of specified Company performance criteria and upon continued service to the Company.

    TRANSFERABILITY. With respect to transferability, the 1984 Plan has been amended to provide that all awards will be transferable except that ISOs shall continue to be transferable only by will or by the laws of descent and distribution.

FEDERAL INCOME TAX CONSIDERATIONS.

    The discussion which follows is a summary, based on current law, of some of the significant federal income tax considerations relating to awards under the 1984 Plan, as amended and restated.

    NONQUALIFIED OPTIONS. A participant will not realize income at the time a nonqualified option is granted. Upon exercise, where the exercise price is paid in cash, the participant will realize ordinary income in the amount by which the fair market value of the stock acquired on the exercise date exceeds the exercise price. The Company will generally be allowed a deduction in the year of exercise equal to the amount of income realized by the participant.

    If the exercise price of a stock option which is a nonqualified option is paid in whole or in part with already owned shares of Company Common Stock, the participant will not recognize compensation income with respect to such shares. The fair market value of the additional shares received will constitute compensation taxable to the participant as ordinary income. The Company will generally be entitled to a tax deduction equal to the compensation income recognized by the participant.

    INCENTIVE STOCK OPTIONS. A participant will not realize income at the time an ISO is granted, or exercised, whether the participant makes payment in cash or in whole or in part with already owned shares of Company Common Stock. However, the difference, if any, at exercise between the exercise price and the fair market value of the shares will constitute an item includible in the participant's alternative minimum taxable income.

    If shares acquired upon exercise of a stock option which is an ISO are not disposed of by the participant within two years from the date of grant of the stock option or within one year after the transfer of such shares to the participant (the "ISO Holding Period"), then (i) no amount will be reportable as ordinary income with respect to such shares by the recipient and (ii) the Company will not be allowed a deduction in connection with such stock exercise.

    If shares acquired upon the exercise of an ISO are sold before the ISO Holding Period has expired, ordinary income will be recognized in the amount of the difference between the exercise price and the lesser of (i) the fair market value on the date of exercise or (ii) the amount realized on disposition. The Company will generally be allowed a deduction in the year in which the disposition occurs equal to the ordinary income recognized.

    STOCK APPRECIATION RIGHTS. Upon exercise, the holder of a SAR will recognize as ordinary income the amount of cash and/or the fair market value of any Company Common Stock received, and the Company will generally be allowed a deduction in the year of exercise equal to such income, provided the Company satisfies certain federal income tax withholding and reporting requirements. Any shares of Common Stock received upon exercise of a SAR will have a tax basis equal to their fair market value on the date received.

    RESTRICTED STOCK. A participant who is granted Restricted Stock may make an election pursuant to Section 83(b) of the Code to have taxed as compensation income, the amount equal to the difference between the price to be paid for such Restricted Stock and the fair market value of the equivalent number of shares of Company Common Stock at the date of grant. Such amount would then be deductible by the Company. Any further appreciation (or depreciation) in the value of the shares of Restricted Stock granted would then be taxed as capital gain (or loss) upon a subsequent sale or disposition of the shares. If the election is not made, the grant will be taxed as compensation income at the fair market value of the Restricted Stock on the date that the restrictions imposed expire and the Company will be entitled to a corresponding deduction at such time.

AMENDMENT AND TERMINATION.

    The 1984 Plan will terminate on October 15, 2001. Under the 1984 Plan, options to purchase Common Stock or other awards granted and outstanding as of the date the 1984 Plan terminates are not affected or impaired by such termination.

    The Board or the Committee with the approval of the Board, may amend, alter, or discontinue the 1984 Plan in such respects as the Board or the Committee may deem advisable subject to the 1984 Plan limitations. No amendments may be made to increase the maximum number of shares, extend the term of the 1984 Plan or the terms of any award, or change the class of eligible employees without shareholder approval.

1984 PLAN BENEFITS.

    Future awards, which are not presently determinable, will be granted at the sole discretion of the Committee and may vary from year to year and from participant to participant. Currently, there are a total of 372 optionees under the 1984 Plan. The Company has not granted SARs or Restricted Stock. Stock option awards granted during fiscal 1996 to the Named Executive Officers are shown in the Option Grant Table on page 11. The number of awards granted during fiscal 1996 to all current executive officers as a group (including the Named Executive Officers) and to all employees who are not executive officers as a group were 228,000 shares, and 612,000 shares, respectively.

SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

    Shareholders may submit proposals on matters appropriate for shareholder action at the Company's annual meetings consistent with regulations adopted by the SEC. For such proposals to be considered for inclusion in the Proxy Statement and form of proxy relating to the 1997 Annual Meeting, they must be received by the Company not later than July 1, 1997. Such proposals should be directed to the attention of the Secretary of the Company at 21240 Burbank Boulevard, Woodland Hills, California 91367-6675.

OTHER MATTERS

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Common Stock Performance Graph on page 15 and the Report of the Compensation and Selection Committee on pages 16 and 17 shall not be incorporated by reference into any such filings.

    The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by directors, officers, or regular employees of Litton in person or by telephone, telegraph, facsimile transmission, or telex. The Company also has retained D. F. King & Co., Inc., to aid in the solicitation at an estimated cost of $12,000, plus out-of-pocket expenses. Arrangements have been made for brokerage houses, nominees, and other custodians to send proxy materials to their principals, and the Company will reimburse them for doing so.

    The Board of Directors does not know of any other matters that are to be presented for action at the December 5, 1996, meeting. Should any other matter come before the meeting, the accompanying proxy will be voted with respect to the matter in accordance with the best judgment of the persons voting the proxy.

                                          THE BOARD OF DIRECTORS
                                          LITTON INDUSTRIES, INC.

                                                                         ANNEX A

                            LITTON INDUSTRIES, INC.

                             PERFORMANCE AWARD PLAN

SECTION 1.  Purpose and Term

    1.1. PURPOSE. The purpose of the Litton Industries, Inc. Performance Award Plan (the "Plan") is to establish and maintain a competitive incentive compensation program (a) to attract and retain employees who are in a position to contribute materially to the success of Litton Industries, Inc. (the "Company"), (b) to reward performance, and (c) to qualify as "performance-based" compensation under the federal tax laws.

    1.2. EFFECTIVE DATE AND TERM OF PLAN. The effective date of the Plan is August 1, 1996, subject to approval by the shareholders of the Company. The Plan will remain in effect until terminated by the Board of Directors of the Company (the "Board").

SECTION 2.  Eligibility and Participation

    2.1. ELIGIBILITY. Eligibility for participation in the Plan shall be limited to officers and key employees of the Company or its subsidiaries whose employment and responsibility contribute to the success of the Company.

    2.2. PARTICIPATION. Participation in the Plan will be determined annually by the Compensation and Selection Committee of the Board (the "Committee") from those eligible. The Committee will, at all times, consist of persons who are "outside directors" as that term is defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

SECTION 3.  Determination of Performance Objectives

    3.1. COMPANY PERFORMANCE OBJECTIVES. To comply with Section 162(m) of the Code the Committee will establish, prior to the beginning of each fiscal year (or any other later date allowable under Section 162(m) of the Code), a planned level of Company performance objectives (the "Performance Objectives") determined by the following financial measurements of Company performance : (i) profits; (ii) profit growth; (iii) profit related return ratios; (iv) cash flow;
(v) total shareholder return; or (vi) other objective business criteria the Committee deems appropriate. The Committee may also provide for additional opportunities based upon the attainment of various productivity and long-term growth objectives, including, without limitation, reductions in the Company's overhead ratio and expense to asset ratio. Any criteria may be measured in absolute terms or as compared to another company or companies.

    3.2. CHANGE OF COMPANY PERFORMANCE OBJECTIVES. Once established, the Company Performance Objectives ordinarily may not be changed in the same fiscal year. However, if the Committee determines that external changes or other unanticipated business conditions have materially affected the fairness of the Performance Objectives, then the Committee may approve appropriate adjustments. No adjustments may be made to potential awards under the Plan to executive officers which would prevent any such awards from meeting the requirements for deductibility by the Company of such award under Section 162(m) of the Code.

SECTION 4.  Awards

    4.1. INDIVIDUAL AWARD DETERMINATION. A participant's award for any fiscal year of the Company will be determined solely on the basis of the participant's performance. No award to any individual participant may exceed $2,000,000 (valued as of the date of such award) for any such fiscal year.

    4.2. PAYMENT OF AWARDS. A participant's award will be paid in the manner and at the time(s) determined by the Committee. The Committee may elect to delay the payment of all or a portion of a participant's award until such time as the amount payable would be deductible to the Company as contemplated by Section 162(m) of the Code.

    4.3. DEFERRAL OF AWARD. The Committee may adopt provisions for any fiscal year which allow participants to defer all or part of the award payment. Deferral provisions may allow initial cash awards to be converted to an equivalent number of shares of Company common stock or stock units which could have been purchased at fair market value on the date such award was made, to be distributed in Company common stock at the time of payout.

SECTION 5.  Administration

    5.1. ADMINISTRATION. The Plan will be administered by the Committee according to any rules and regulations that it may establish that are consistent with the provisions and intent of the Plan. The Committee will have full authority to administer the Plan, including the authority to interpret and construe any provision of the Plan, and all rules, regulations and interpretations shall be conclusive and binding on all persons. The Committee has sole responsibility for selecting eligible participants, establishing Performance Objectives, setting award targets and determining award amounts.

SECTION 6.  Amendment and Termination

    6.1. AMENDMENT AND TERMINATION. The Board, in its sole discretion may modify or amend any or all of the provisions of the Plan at any time, and without notice, may suspend or terminate it entirely. However, no such modification, amendment, suspension, or termination, may, without the consent of the participant (or the consent of any beneficiary in the case of the death of the participant), reduce the right of a participant (or any beneficiary as the case may be) to a payment or distribution to which the participant is entitled by reason of an award as approved by the Committee under Section 4.1.

                                                                         ANNEX B

                            LITTON INDUSTRIES, INC.

                      1984 LONG-TERM STOCK INCENTIVE PLAN

                (AS AMENDED AND RESTATED ON SEPTEMBER 19, 1996)

SECTION 1.  Purpose

    The purpose of the Program is to promote the continued growth and success of the Corporation by providing, or increasing, through the Incentive Awards described herein, the proprietary interests of its key Employees who are in a position to contribute materially to the future accomplishments of the Corporation. The Program is intended to enable the Corporation through utilization of these additional incentives to attract and retain experienced Employees of exceptional talent and industry and align their interest with that of the stockholders to the economic advantage of the Corporation.

SECTION 2.  Definitions

    Unless the context clearly indicates otherwise, the following terms, when used in this Program, shall have the meanings set forth in this Section 2.

    (a) "Board" shall mean the Board of Directors of Litton Industries, Inc.

    (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

    (c) "Committee" shall mean the Compensation and Selection Committee of the Board or such other committee as may be designated by the Board. The Committee shall consist of two or more members of the Board who are Disinterested Persons.

    (d) "Commission" shall mean the Securities and Exchange Commission or any successor agency.

    (e) "Corporation" shall mean Litton Industries, Inc., and its subsidiaries.

    (f) "Disinterested Person" shall mean a member of the Board who qualifies as a disinterested person as defined in Rule 16b-3, as promulgated by the Commission under the Exchange Act or any successor definition adopted by the Commission and also qualifies as an "outside director" for purposes of Section 162(m) of the Code.

    (g) "Employee" shall mean any common law employee, including officers, of the Corporation, as determined in the Code and the Treasury Regulations thereunder, but shall not include a person on a non-medical leave of absence.

    (h) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    (i) "Fair Market Value" shall mean (1) the average between the highest and lowest selling prices of the Stock on a particular day or (2) if there are no sales on such date, then the average of the highest and lowest prices of the first preceding day and the first succeeding day on which sales were made. Such prices shall be those reported in the New York Stock Exchange-Composite Transactions of The WALL STREET JOURNAL or such other publication as the Committee designates.

    (j)  "Grantee" shall mean an Employee granted an Incentive Award.

    (k) "Incentive Award" shall mean a Stock Option, a Stock Appreciation Right or Restricted Stock granted pursuant to the Program.

    (l) "Incentive Stock Option" shall mean a Stock Option intended to qualify under Section 422 of the Code and the Treasury Regulations thereunder.

    (m) "Nonstatutory Stock Option" shall mean any Stock Option that is not intended to qualify as an Incentive Stock Option under Section 422 of the Code and the Treasury Regulations thereunder.

    (n) "Performance Objectives" shall mean the goals, if any, upon which the Committee may condition the exercisability of one or more Incentive Awards which goals may relate to profits, profit growth, profit-related return ratios, cash flow or total shareholder return; where such goals may be stated in absolute terms or relative to peer performance.

    (o) "Program" shall mean the Litton Industries, Inc., 1984 Long-Term Stock Incentive Plan as set forth herein and as amended from time to time.

    (p) "Restricted Stock" shall mean an Incentive Award granted under Section
9.

    (q) "Rule 16b-3" shall mean Rule 16b-3, as promulgated by the Commission under Section 16(b) of the Exchange Act.

    (r) "Stock" shall mean shares of the Common Stock of Litton Industries, Inc.

    (s) "Stock Appreciation Right" shall mean a right granted under Section 8.

    (t) "Stock Option" shall mean either an Incentive Stock Option or a Nonstatutory Stock Option.

    (u) "Subsidiary" shall mean any subsidiary corporation of the Corporation as defined in Section 424 of the Code.

    (v) "Totally Disabled" shall mean the condition when an Employee is wholly prevented by occupational or non-occupational injury or sickness from performing any and every duty pertaining to his or her regular occupation or employment.

    (w) "Treasury Regulations" shall mean the regulations under the Code.

SECTION 3.  Shares of Stock Subject to Grants

    Subject to the adjustments required under the provisions of Section 10 hereof, the shares of Stock which may be issued or transferred pursuant to Incentive Awards shall consist of (i) the 2,500,000 shares of Stock originally authorized and reserved for issuance under the Program and (ii) during each fiscal year of the Corporation beginning after July 31, 1992, a number of shares of Stock of the Corporation equal to one and one half percent (1.5%) of the total issued and outstanding shares of Stock as of the end of the preceding fiscal year of the Corporation. Twenty percent (20%) of such shares of Stock shall be available for the grant of Restricted Stock. Shares of Stock which have been previously authorized to be granted as Incentive Awards, but which were not granted, or, if granted, expired without having been exercised in full or shares of Stock which are reacquired in any way by the Corporation shall be available for the grant of Incentive Awards at any time prior to the termination of the Program. Subject to the adjustments required under the provisions of Section 10 hereof, the Stock which may be issued or transferred pursuant to Incentive Stock Options granted hereunder after July 31, 1996, shall not exceed 3,500,000 shares of Stock in the aggregate. In instances where an Incentive Award is settled in cash, the shares of Stock, if any, covered by such Incentive Award shall remain available for issuance under the Program. Likewise, the payment of cash dividends and dividend equivalents paid in cash in conjunction with any outstanding Incentive Awards shall not be counted against the shares of Stock available for issuance under the Program. Any shares of Stock that are issued by the Corporation, and any Incentive Awards that are granted through the assumption of, or in substitution for, any outstanding Incentive Awards previously granted by an acquired entity shall not be counted against the shares of Stock available for issuance under the Program.

SECTION 4.  Administration of the Program

    The Program shall be administered by the Committee. Subject to the express provisions of the Program, the Committee shall have plenary authority to interpret the Program; to prescribe, amend, and rescind rules and regulations relating to it; to determine the terms and provisions of Incentive Award agreements and amendments thereto; and to make any and all other determinations necessary or advisable for the administration of the Program. The Committee may modify, amend or adjust the terms and conditions of any Incentive Award at any time, including, but not limited to, the Performance Objectives or measurements applicable to performance-based Incentive Awards pursuant to the terms of the Program; provided, that no such modification or amendment may be made if it could, in the best judgment of the Committee, prevent any Incentive Award held by any Grantee who may be subject to the limits on deductibility of compensation provided in Section 162(m) of the Code from qualifying for the performance-based compensation exemption under
Section 162(m) of the Code. Any controversy or claim arising out of or related to this Program shall be determined unilaterally by and at the sole discretion of the Committee.

    The Committee may act only by a majority of its members. The Committee may
(i) delegate to an officer of the Corporation the authority to make decisions pursuant to paragraphs (b), (c), (e) and (f) of Section 5 (provided that no such delegation may be made that would cause Incentive Awards or other transactions under the Program to cease to be exempt from Section 16(b) of the Exchange Act or Section 162(m) of the Code) and (ii) authorize any one or more of their members or an officer of the Corporation to execute and deliver documents on behalf of the Committee.

SECTION 5.  Granting of Incentive Awards

    (a) Only key Employees of the Corporation shall be eligible to receive Incentive Awards under the Program.

    (b) The Committee shall determine and designate from time to time those Employees who are to be granted Incentive Awards, the type of Incentive Award to be granted, and the amount subject to each Incentive Award, PROVIDED, that in any one fiscal year, no Grantee may be granted Incentive Awards covering more than 150,000 shares of Stock.

    (c) The Committee shall determine whether any particular Stock Option shall become exercisable in one or more installments and the date or dates upon which any such installments first become exercisable. Further, the Committee may make such other provisions, including, but not limited to, Performance Objectives.

    (d) No Stock Option shall be exercisable more than ten years from the date the Stock Option was granted.

    (e) Upon the exercise of any Stock Option, the Grantee shall pay the option exercise price provided in the particular Stock Option agreement. The Committee may permit payment to be in Stock. To the extent Stock is tendered as payment, it shall be valued at its then Fair Market Value.

    (f) The Committee may at any time grant new Incentive Awards to an Employee who has previously received Incentive Awards or other grants (including other Stock Options) whether such prior Incentive Awards or such other grants are still outstanding, have previously been exercised in whole or in part, or are canceled in connection with the issuance of new Incentive Awards. The purchase price of the Incentive Awards may be established by the Committee without regard to the existing Incentive Awards or such other grants. Further, the Committee may, with the consent of the Grantee, amend the terms of any existing Incentive Award previously granted to include any provisions which could be incorporated in such Incentive Award at the time of such amendment. Solely to illustrate the foregoing power, but without limiting its scope, such amendments may accelerate the period of exercise or the vesting period of any Incentive Award, or installment thereof, either absolutely or conditionally for whatever reasons the Committee deems appropriate, including without limitation, compensatory considerations, events which would result in the delisting of the Stock, significant changes in the management or control of the Corporation, or the occurrence of any attempt to effect such changes.

SECTION 6.  Nonstatutory Stock Options

    (a) There shall be available for the grant of Incentive Awards in the form of Nonstatutory Stock Options the number of shares of Stock specified in Section 3 of the Program, less the number of shares of Stock utilized for the grant of Incentive Stock Options and Restricted Stock pursuant to Sections 7 and 9 of the Program.

    (b) When granting a Nonstatutory Stock Option to a key Employee, the Committee shall determine the purchase price of the Stock subject thereto. Such price shall not be less than 100% of the Fair Market Value of such Stock on the date the Nonstatutory Stock Option is granted.

    (c) All provisions of this Program except Sections 7, 8 and 9 shall apply to Nonstatutory Stock Options.

SECTION 7.  Incentive Stock Options

    An Incentive Award in the form of an Incentive Stock Option shall be subject to the following provisions:

        (a) Subject to subsections (c), (d), and (e) hereof, there shall be available for the grant of Incentive Awards in the form of Incentive Stock Options the number of shares of Stock specified in Section 3 of the Program, less the number of shares of Stock utilized for the grant of Nonstatutory Stock Options and Restricted Stock pursuant to Sections 6 and 9 of the Program.

        (b) When granting an Incentive Stock Option to a key Employee, the price of an Incentive Stock Option shall not be less than 100% of the Fair Market Value of the Stock subject thereto on the date such Incentive Stock Option is granted.

        (c) Subject to the adjustments required under the provisions of Section 10 hereof, the Stock which may be issued or transferred pursuant to Incentive Stock Options granted hereunder after July 31, 1996, shall not exceed 3,500,000 shares of Stock in the aggregate.

        (d) None of the 2,500,000 shares of Stock originally authorized and reserved for issuance under the Program may be utilized for the grant of Incentive Stock Options subsequent to January 18, 1994.

        (e) Notwithstanding any other provisions hereof, in the case of Incentive Stock Options granted after December 31, 1986, the aggregate Fair Market Value (determined at the time the Incentive Stock Option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by the Grantee during any calendar year (under all incentive stock option plans of the Grantee's employer corporation and its parent and subsidiary corporations) shall not exceed $100,000.

        (f) All provisions of this Program except Sections 6, 8, 9 and 12(d)(ii) and (iii) shall apply to Incentive Stock Options.

SECTION 8.  Stock Appreciation Rights

    Stock Appreciation Rights may be granted independently of or in conjunction with all or part of any Stock Option granted under the Program. In the case of an Incentive Stock Option, such rights may be granted only at the time of grant of such Incentive Stock Option. In the case of a Stock Appreciation Right granted with a related Stock Option, a Stock Appreciation Right shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option.

    A Stock Appreciation Right may be exercised by a Grantee in accordance with procedures established by the Committee and, in the case of a Stock Appreciation Right granted with a related Stock Option, by surrendering the applicable portion of the Stock Option in accordance with such procedures. Upon the exercise of a Stock Appreciation Right, a Grantee shall be entitled to receive an amount in cash, shares of Stock or both, equal in value to the excess of the Fair Market Value of one share of Stock over the price per share specified in the grant of the Stock Appreciation Right, which shall be not less than the Fair Market Value of the Stock on the date of grant or in the related Stock Option multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

    In the case of Stock Appreciation Rights not granted in conjunction with Stock Options, the Committee may, prior to the grant, condition the vesting of any such Stock Appreciation Right upon the attainment of Performance Objectives and upon the continued service of the Grantee.

SECTION 9.  Restricted Stock

    (a) The Committee shall, prior to grant, condition the vesting of Restricted Stock upon the attainment of Performance Objectives and upon the continued service of the Grantee.

    To the extent required by Section 162(m) of the Code or otherwise deemed advisable by the Committee, it shall be a condition precedent to the vesting of Restricted Stock, or any installment thereof, that the Committee certify in writing that any Performance Objectives relative to such vesting has or have in fact been satisfied.

    (b) Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more Stock certificates. Any certificate issued in respect of shares of Restricted Stock shall be registered in the name of such Grantee and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, substantially in the following form:

       "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Litton Industries, Inc. 1984 Long-Term Stock Incentive Plan and a Restricted Stock Agreement. Copies of such Plan and Agreement are on file at the offices of Litton Industries, Inc., 21240 Burbank Boulevard, Woodland Hills, California 91367."

    The Committee may require that the certificates evidencing such shares of Stock be held in custody by the Corporation until the restrictions thereon shall have lapsed and that, as a condition of any Incentive Award of Restricted Stock, the Grantee shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such Incentive Award.

    (c) The Committee shall determine the per share amount to be paid by a Grantee for each Incentive Award in the form of Restricted Stock. There shall be a minimum payment of the total par value of the Stock by the Grantee to the Corporation as required by law. Each Incentive Award in the form of Restricted Stock shall be confirmed by, and be subject to the terms of, a Restricted Stock agreement.

SECTION 10.  Adjustment Provisions

    (a) If the shares of Stock outstanding are changed in number or class by reason of a split-up, merger, consolidation, reorganization, reclassification, recapitalization, or any capital adjustment, including a stock dividend, or if any distribution is made to the holders of Stock other than a cash dividend, then

        (1) the aggregate number and class of shares of Stock or other securities that may be issued or transferred pursuant to Sections 3, 6, 7, 8, or 9 and

        (2) the number and class of shares or other securities which are payable under outstanding Incentive Awards shall be adjusted as provided hereinafter.

    (b) Adjustments under this Section 10 shall be made in an equitable manner by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding, and conclusive. Such adjustments may include (i) treating employment with a corporation the stock of which was distributed to holders of Stock (or a subsidiary of such a corporation) as employment with the Corporation for purposes of the Program and (ii) adjustments of the purchase price to be paid per share of Stock under outstanding Incentive Awards.

    (c) In the event of a corporate merger or consolidation, or the acquisition by the Corporation of property or stock of an acquired corporation or any reorganization or other transaction qualifying under Section 424 of the Code, the Committee may, in accordance with the provisions of that Code section, substitute Incentive Awards under this Program for incentive awards under the plan of the acquired corporation provided (i) the excess of the aggregate Fair Market Value of the outstanding Incentive Awards immediately after the substitution over the aggregate price of such Incentive Awards is not more than the similar excess immediately before such substitution and (ii) the new Incentive Awards do not give the Employee additional benefits, including any extension of the exercise period.

SECTION 11.  Termination of Employment

    (a) Unless otherwise determined by the Committee, if a Grantee incurs a termination of employment for any reason other than death, disability or retirement, any Stock Option held by such Grantee shall thereupon terminate, except that such Stock Option, to the extent then exercisable, or on such accelerated basis as the Committee may determine, may be exercised for the lesser of three months from the date of such termination of employment or the balance of such Stock Option's term; PROVIDED, HOWEVER, that if the Grantee dies within such three-month period, any unexercised Stock Option held by such Grantee shall notwithstanding the expiration of such three-month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

    (b) If a Grantee while an Employee retires or becomes Totally Disabled, he or she will be considered to be an Employee for purposes of this Program so long as the following conditions are met:

         (i) The Grantee and the Corporation enter into a written agreement, with the approval of the Secretary of the Committee, pursuant to which the Grantee renders such advisory or consulting services to the Corporation as may be required by said agreement from time to time;

        (ii) The Grantee shall not, without prior written consent of the Corporation, disclose or utilize confidential information or material concerning the Corporation, its business and affairs, except in furtherance of the Corporation's interests and at its request; and

        (iii) The Grantee shall not engage in any activity which competes or conflicts with, or is inimical to, the best interests of the Corporation.

SECTION 12.  General Provisions

    (a) Each Incentive Award shall be evidenced by a written instrument containing such terms and conditions, not inconsistent with this Program, as the Committee shall approve.

    (b) The granting of an Incentive Award in any year shall not give the Grantee any right to similar grants in future years or any right to be retained in the employ of the Corporation, and all Employees shall remain subject to discharge to the same extent as if the Program were not in effect.

    (c) No Employee, and no beneficiary or other person claiming under or through such Employee, shall have any right, title, or interest by reason of any Incentive Award to any particular assets of the Corporation or any shares of Stock allocated or reserved for the purposes of the Program or subject to any Incentive Award except as set forth herein. The Corporation shall not be required to establish any fund or make any other segregation of assets to assure the payment of any Incentive Award.

    (d) The Committee shall determine at the time an Incentive Award is granted the extent to which such Incentive Award is transferable; provided, however, that Incentive Awards granted under the Program shall not be transferable or assignable other than:

         (i) by will or the laws of descent and distribution;

        (ii) by gift or other transfer of an award to any trust or estate in which the original Incentive Award Grantee or such Grantee's spouse or other immediate relative has a substantial beneficial interest, or to a spouse or other immediate relative, provided that any such transfer is permitted subject to Rule 16b-3 under the Exchange Act as in effect when such transfer occurs and the Board does not rescind this provision prior to such transfer; or

        (iii) pursuant to a qualified domestic relations order (as defined by the Code).

However, any Incentive Award so transferred shall continue to be subject to all the terms and conditions contained in the instrument evidencing such Incentive Award. Notwithstanding the foregoing, Incentive Awards granted as Incentive Stock Options or as Stock Appreciation Rights granted in conjunction with Incentive Stock Options shall (i) only be transferable pursuant to (i) above; and (ii) shall be exercisable during the Grantee's lifetime only by the Grantee.

    In the event that a Grantee terminates employment with the Corporation to assume a position with a governmental, charitable, educational or non-profit institution, the Committee may subsequently authorize a third party, including but not limited to a "blind" trust, to act on behalf of and for the benefit of such Grantee regarding any outstanding Incentive Awards held by the Grantee subsequent to such termination of employment. If so permitted by the Committee, a Grantee may designate a beneficiary or beneficiaries to exercise the rights of the Grantee and receive any distribution under the Program upon the death of the Grantee.

    (e) Notwithstanding any other provision of this Program or agreements made pursuant thereto, the Corporation shall not be required to issue or deliver any certificate or certificates for shares of Stock under this Program prior to fulfillment of all of the following conditions:

        (1) The listing, or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be the principal market for the Stock;

        (2) Any registration or other qualification of such shares of the Corporation under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

        (3) The obtaining of any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

    (f) All payments to Grantees or to their legal representatives shall be subject to any applicable tax, community property, or other statutes or regulations of the United States or of any state having jurisdiction thereof. The Grantee may be required to pay to the Corporation the amount of any withholding taxes which the Corporation is required to withhold with respect to an Incentive Award or its exercise. In such instances, the Committee may, in its discretion and subject to such rules as it may adopt, permit the Grantee to satisfy such obligations, in whole or in part, by electing to have the Corporation withhold shares of Stock, or by transferring to the Corporation shares of Stock, having a then Fair Market Value which is equal to or more than the amount of withholding tax required to be withheld.

    (g) In the case of a grant of an Incentive Award to any Employee of a Subsidiary, the Corporation, may, if the Committee so directs, issue or transfer the shares, if any, covered by the Incentive Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the shares of Stock to the Employee in accordance with the terms of the Incentive Award specified by the Committee pursuant to the provisions of the Program.

SECTION 13.  Amendment or Termination

    The Board or the Committee with the approval of the Board, may, at any time, alter, amend, suspend, discontinue, or terminate this Program; provided, however, that such action shall not adversely affect the right of Grantees to Incentive Awards previously granted. No amendment without the approval of the stockholders of the Corporation may (i) increase the maximum number of shares of Stock which may be awarded under the Program in the aggregate; (ii) materially increase the benefits accruing to Grantees under the Program; (iii) change the class of Employees eligible to receive Incentive Awards under the Program; or (iv) materially modify the eligibility requirements for participation in the Program.

SECTION 14.  Effective Date and Duration of Program

    The Program became effective January 19, 1984, upon its approval by the Board. Incentive Awards granted prior to stockholder approval of certain amendments to the Program at the 1991 Annual Meeting of Shareholders of the Corporation are governed by the Program as it existed prior to the adoption of such amendments by the Board on October 16, 1991. Incentive Awards granted after stockholder approval of such amendments are governed by the Program as amended by the Board on October 16, 1991. Incentive Awards granted prior to stockholder approval of certain amendments to the Program at the 1996 Annual Meeting of Shareholders of the Corporation are governed by the Program as it existed prior to the adoption of such amendments by the Board on September 19, 1996. Incentive Awards granted after stockholder approval of such amendments are governed by the Program as amended by the Board on September 19, 1996. The Program, as so amended, shall terminate on October 15, 2001, the day immediately preceding the tenth anniversary of the date of adoption of the first of such amendments by the Board, and no Incentive Award may be granted under the Program thereafter, but such termination shall not affect any Incentive Award theretofore granted.

                            LITTON INDUSTRIES, INC.
                                     PROXY

    John M. Leonis and Rudolph E. Lang, Jr., or either of them individually and each of them with power of substitution, are hereby appointed Proxies of the undersigned to vote all Common Stock and Series B Preferred Stock of Litton Industries, Inc. owned on the record date by the undersigned at the Annual Meeting of Shareholders to be held in the Regent Beverly Wilshire Hotel, Beverly Hills, California at 11:00 a.m. on Thursday, December 5, 1996, or any adjournment thereof, upon such business as may properly come before the meeting, including the items on the reverse side of this form, as set forth in the Notice of 1996 Annual Meeting of Shareholders and the Proxy Statement dated October 28, 1996.

              Directors recommend a vote "FOR" Items 1, 2, 3 and 4

1.  Election of / / FOR the nominees   / / WITHHOLD AUTHORITY / / EXCEPTIONS* as
    Directors       listed below           to vote for ALL        indicated
                                           nominees listed
                                           below

    Alton J. Brann, Michael R. Brown,  Joseph T. Casey, Carol B. Hallett,  Orion
    L. Hoch, David E. Jeremiah, Rudolph E. Lang, Jr., Robert H. Lentz, John M. Leonis, William P. Sommers, C. B. Thornton, Jr.

    TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PLEASE MARK THE "EXCEPTIONS" BOX AND PRINT THAT NOMINEE'S NAME(S) ON THE SPACE PROVIDED.

*EXCEPTIONS
--------------------------------------------------------------------------------

2. Proposal to ratify the selection of Deloitte & Touche LLP as independent auditors for the fiscal year ending July 31, 1997.

                / / FOR          / / AGAINST         / / ABSTAIN

            (CONTINUED, AND TO BE SIGNED AND DATED, ON REVERSE SIDE)

                           (CONTINUED FROM REVERSE SIDE)

3.  Proposal to approve the Litton Industries, Inc. Performance Award Plan.

                / / FOR          / / AGAINST         / / ABSTAIN

4. Proposal to approve the Litton Industries, Inc. 1984 Long-Term Stock Incentive Plan, as amended and restated.

                / / FOR          / / AGAINST         / / ABSTAIN

     Unless otherwise specified, this proxy will be voted FOR items 1, 2, 3 and
                                       4.

    Note: Please sign exactly as shown at left. If stock is jointly held, each owner should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should indicate their fiduciary capacity or full title when signing.

                              Dated:                                     , 1996
                                  ------------------------------------------

                              --------------------------------------------------
                                                  Signature

                              --------------------------------------------------
                                                  Signature
                                              (if jointly held)

   Please Mark, Date, Sign and Mail This Proxy Card Promptly in the Enclosed Envelope